UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 12, 2011

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-1687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania		15272
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 434-3131

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by PPG Industries, Inc. (the “Company”), effective September 1, 2011, Pierre-Marie De Leener, Executive Vice President of the Company, has been appointed to lead the Company’s global automotive refinish, protective and marine coatings, and aerospace businesses, has assumed executive leadership responsibility for the Latin America region and will relocate from the Company’s European headquarters in Rolle, Switzerland to the Company’s global headquarters in Pittsburgh, Pa.

In connection with his relocation and change in corporate responsibilities, Mr. De Leener’s current Swiss compensation arrangement was terminated, and on September 12, 2011 the Company and Mr. De Leener entered into a new compensation arrangement. Effective September 1, 2011, Mr. De Leener’s annual base salary will be $590,000, and he will be eligible for a target cash bonus under the Company’s Incentive Compensation Plan of $531,000. Mr. De Leener will receive a grant of 9,000 stock options, 2,300 performance-based restricted stock units (“Performance RSUs”) and 2,300 total shareholder return contingent shares pursuant to the Company’s Amended and Restated Omnibus Incentive Plan. The Company will reimburse Mr. De Leener for certain relocation and family travel expenses and for certain taxes that may be incurred as a result of his relocation. The Company also will provide him with tax preparation and tax consulting services.

Mr. De Leener will become eligible to participate in the Company’s U.S. Employee Savings Plan, U.S. Defined Contribution Retirement Plan and other U.S. broad-based employee benefit plans. In recognition of the difference between the value of Mr. De Leener’s Swiss retirement plan and the U.S. Defined Contribution Retirement Plan, in February 2012 Mr. De Leener will receive an additional grant of 5,000 Performance RSUs.

Except in connection with a change in control of the Company, Mr. De Leener is entitled to a severance payment of $4,000,000 if he is terminated by PPG for a reason other than cause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: September 14, 2011	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer